Exhibit 4.1

HYDROGENICS CORPORATION
STOCK OPTION PLAN

HYDROGENICS CORPORATION
STOCK OPTION PLAN

SECTION 1                               INTERPRETATION AND ADMINISTRATIVE PROVISIONS

1.1                               Purposes

The purposes of this Plan are to assist the Company and its affiliates to attract, retain and motivate key employees, directors and consultants by granting to them options to purchase common shares in its capital.

1.2                               Definitions

When used herein, unless the context otherwise requires, the following terms have the following meanings, respectively:

“affiliate”, “associate” and “jointly or in concert” have the respective meanings set forth in the Securities Act (Ontario), as amended from time to time.

“Applicable Deductions” has the meaning set out in Section 2.4.

“Award Date” means the date the Board awards Options under this Plan.

“Blackout Period” means any period imposed by the Company, during which specified individuals, including insiders of the Company, may not trade in the Company’s securities (including for greater certainty any period during which specific individuals are restricted from trading because they have material non-public information), but does not include any period when a regulator has halted trading in the Company’s securities.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day when banks in the City of Toronto, Ontario are not generally open for business.

“Cause” has the meaning attributed to such term by the Courts of Ontario from time to time.

“Change of Control” means the occurrence of any of the following events:

(a)                                  any change in the holding, direct or indirect, of shares of the Company as a result of which a Person or group of Persons acting jointly or in concert, or a Person who is an associate or affiliate of such Person or group, becomes the beneficial owner, directly or indirectly, of shares and/or other securities in excess of the number which, directly or following conversion thereof would entitle the holders thereof to cast more than fifty percent (50%) of the votes attaching to all shares of the Company which may be cast to elect directors of the Company;

(b)                                 a sale or other disposition of all or substantially all of the property or assets of the Company to a Person, other than to a Person that was an affiliate of the Company immediately prior to the completion of such sale or disposition; and

(c)                                  the dissolution or liquidation of the Company (other than in connection with the distribution of the assets of the Company to one or more Persons which were affiliates of the Company immediately prior to the completion of such transfer).

“Committee” means the committee of the Board responsible for recommending to the Board the compensation of the key employees, directors and Consultants, which, as at the effective date of the Plan, is the Human Resources & Corporate Governance Committee.

“Company” means Hydrogenics Corporation.

“Consultant” has the meaning set out in National Instrument 45-106 - Prospectus and Registration Exemptions as amended from time to time.

“Exercise Notice” means a notice in writing substantially in the form set out in Schedule “A” hereto signed by a Participant and stating the Participant’s intention to exercise a particular Option.

“Exercise Period” means the period of time during which an Option granted under this Plan may be exercised.

“Exercise Price” means the price at which Shares may be purchased on the exercise of an Option.

“Market Value” means the closing price of Shares on the Toronto Stock Exchange on the last trading day on which the Company’s Shares were traded occurring immediately prior to the applicable date, or if the Shares are not then traded on the Toronto Stock Exchange means the fair market value per Share as determined by the Board in its discretion.

“Option” means a right granted to a Participant to purchase Shares on the terms set out in the Plan.

“Option Agreement” means a signed, written agreement between a Participant and the Company, substantially in the form attached as Schedule “B” hereto, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which an Option has been granted under this Plan.

“Participant” means an employee, director or Consultant of a Participating Entity who the Board determines may participate in this Plan.

“Participating Entity” means the Company and any affiliate of the Company which is designated by the Board from time to time.

“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative.

“Plan” means this Hydrogenics Corporation Stock Option Plan.

“Retirement” means resignation in circumstances which the Board, in its discretion, determines is Retirement and on such terms as the Board may specify.

“Share” means a common share of the Company.

“Termination Date” means a Participant’s last day of active employment or the end of his or her term as a director or Consultant, as applicable, and does not include any period of statutory, contractual or reasonable notice or any period of salary continuance or deemed employment.

“Vested” means that an Option has become exercisable and “Vest” has a corresponding meaning.

1.3                               Interpretation

The Plan is to be interpreted as follows:

(a)                                  The use of headings is for ease of reference only and does not affect construction or interpretation of this Plan.

(b)                                 Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders.

(c)                                  References to Sections and Subsections are references to sections and subsections in this Plan, unless otherwise specified.

(d)                                 All amounts paid or values to be determined under the Plan shall be in Canadian dollars.

(e)                                  Whenever the Board is to exercise discretion in the administration of the terms and conditions of this Plan or any Option, the term “discretion” means the “sole and absolute discretion” of the Board.

(f)                                    Where the words “including” or “includes” appear in this Plan, they mean “including (or includes) without limitation”.

SECTION 2                               ADMINISTRATION

2.1                               Administration

This Plan will be administered by the Board and the Board has complete authority, in its discretion, to interpret the provisions of this Plan.  In administering and interpreting the Plan, the Board may adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan and make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan which the Board determines, in its discretion, are necessary or advisable.  The Board’s determinations and actions within its authority under this Plan are final, conclusive and binding on the Company, its affiliates and all other Persons.

2.2                               Delegation to Committee

To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers conferred on the Board under the Plan. In such event, references to the Board mean and include the Committee and the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decisions made or actions taken by the Committee arising out of or in connection with the administration or interpretation of this Plan within its authority under this Plan, are final, conclusive and binding on the Participating Entities and all other Persons.

2.3                               Eligibility

(a)                                  Participation in the Plan is entirely voluntary.

(b)                                 All employees and directors of Participating Entities are eligible to participate in this Plan.  In addition, and subject to applicable laws, the Board may determine in its discretion which Consultants are eligible to participate in this Plan.

(c)                                  Eligibility to participate in the Plan does not confer upon any Person any right to be granted Options pursuant to this Plan.  In addition, no Participant has any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan).

2.4                               Taxes and Other Source Deductions

The Company is authorized to deduct from any amount payable or credited hereunder such taxes and other amounts as it may be required by law to deduct or withhold, in such manner as it determines (the “Applicable Deductions”).

2.5                               Information

Each Participant shall provide the Company with all information the Company requires from that Participant in order to administer this Plan.

2.6                               Indemnification

Each member of the Board and Committee is indemnified and held harmless by the Company against any cost or expense arising out of any act or omission to act in connection with this Plan to the extent permitted by applicable law.  This indemnification is in addition to any rights of indemnification a Board or Committee member may have as director or otherwise.

2.7                               Governing Law

This Plan shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

2.8                               Total Shares Subject to Options

The grant of Options under the Plan is subject to the following limitations:

(a)                                  12,000,000 Shares are reserved for issuance under the Plan.

(b)                                 No more than 10% of the Company’s outstanding issue may be issued under the Plan or pursuant to any other security based compensation arrangements of the Company in any one (1) year period.

(c)                                  No more than 5% of the Company’s outstanding issue may be issued under the Plan or pursuant to any other security based compensation arrangements of the Company to any one Person.

(d)                                 No more than 10% of the Company’s outstanding issue may be issued to insiders under the Plan or under any other security based compensation arrangements of the Company within any one year period or be issuable to insiders at any time.

(e)                                  For the purposes of this Plan, “insider” and “security based compensation arrangement” have the meanings set out in the TSX Company Manual.

If, for any reason, any Shares subject to issuance on the exercise of Options granted under this Plan are not issued, or are re-acquired by the Company, for reasons including a termination, expiration or cancellation of an Option, such Shares will again become available for issuance under this Plan.

2.9                               Option Agreements

All grants of Options under this Plan will be evidenced by Option Agreements.  Any one of the President or Treasurer of the Company is authorized and empowered to execute on behalf of the Company and deliver an Option Agreement to a Participant.

SECTION 3                               GRANT OF OPTIONS

3.1                               Grant of Options

The Board may, in its discretion, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Options to any Participant, and the Participant shall execute an Option Agreement evidencing the same.

3.2                               Exercise Price

The Exercise Price under any Option will be as determined by the Board but may not be less than the Market Value of a Share at the Award Date, except where an Option is granted in exchange for another Option.

3.3                               Term of Options

Subject to Section 3.8 and to any accelerated termination pursuant to the Plan, each Option, expires on the tenth anniversary of its Date of Grant unless an earlier date is specified by the Board.

3.4                               Vesting

Unless otherwise specified in the Participant’s Option Agreement, Options will Vest and become exercisable as to one third of the Option on each of the first, second and third anniversaries of the Award Date.

3.5                               Payment of Exercise Price

Subject to the provisions of this Plan and any Option Agreement, Options may be exercised by delivery of a fully completed Exercise Notice to the Chief Financial Officer of the Company accompanied by payment in full of the applicable Exercise Price. The Exercise Price may be paid by certified cheque, bank draft or money order payable to the Company.

3.6                               Issue of Shares

No Shares will be issued or transferred until full payment of the Exercise Price therefor has been received by the Company and all conditions to the issue of the Shares have been met. As soon as practicable after receipt of any Exercise Notice and full payment of the Exercise Price and the satisfaction of all conditions to the issue of the Shares, the Company will deliver to the Participant a certificate or certificates representing the acquired Shares.

3.7                               Conditions to Delivery of Shares

The Company’s obligation to issue and deliver Shares upon the exercise of any Option is subject to:

(a)                                  the satisfaction of all requirements under applicable laws in respect thereof and obtaining all approvals the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required; and

(b)                                 if such Shares are listed on any stock exchange or quotation market in Canada or the United States, compliance with the requirements of such stock exchanges or quotation markets.

3.8                               Extension of Options that Expire During a Blackout Period

If an Option would otherwise expire during a Blackout Period, the term of such Option shall automatically be extended until 10 Business Days after the end of the Blackout Period.

3.9                               Effect of Exercise

A Participant shall have no further rights, title or interest with respect to any Option that has been exercised.

SECTION 4                               TERMINATION OF EMPLOYMENT

4.1                               Resignation

If a Participant resigns from employment or as a director or Consultant with a Participating Entity, the Participant shall forfeit all rights, title and interest in the Participant’s Options which are not Vested on the date the notice of resignation is delivered to the Company and the Participant may exercise the Participant’s Options which are Vested on the date the notice of resignation is delivered to the Company until the earlier of: (i) the end of the Exercise Period; and (ii) 90 days after the date the notice of resignation is delivered to the Company, after which time all Options expire.

4.2                               Termination for Cause

If a Participant’s employment is terminated by a Participating Entity for Cause or the Participant ceases to be a director or Consultant on a similar basis, the Participant shall forfeit all rights, title and interest in all the Participant’s Options, whether Vested or not Vested at the Termination Date.

4.3                               Retirement, Death, Disability and Disposition of a Participating Entity

If a Participant’s employment or other position with a Participating Entity ceases because of the death, disability or Retirement of the Participant, or because the Person which employs the Participant or to which the Participant is a director or Consultant, ceases to be a Participating Entity, all of the Participant’s Options will Vest immediately prior to the Termination Date and the Participant or his or her legal representatives, as applicable, may exercise such Options for 180 days following the Termination Date after which time all Options expire.

4.4                               Termination without Cause

If a Participant’s employment is terminated without Cause, the Participant resigns because he or she has been constructively dismissed, or the Participant ceases to be a director or Consultant on a similar basis then all of the Participant’s Options which would have Vested during the period of contractual or reasonable notice of termination of employment, as applicable, and all such Vested Options may be exercised until the earlier of the end of the expiry period or 90 days after the Termination Date, after which time all Options expire.

4.5                               Discretion to Permit Exercise

Subject to applicable laws, the Board may, in its discretion, at any time permit the exercise of any or all Options held by the Participant or by the Participant’s estate, as the case may be, in the manner and on the terms authorized by the Board in its discretion, provided that the Board may not, in any case, authorize the exercise of an Option pursuant to this Section beyond the expiration of the Exercise Period of the particular Option.

SECTION 5                               ADJUSTMENTS

5.1                               General

The provisions contained in this Plan and any Option Agreement and the existence of any Options shall not affect in any way the right of the Company or its shareholders or affiliates to take any action, including any change in the Company’s capital structure or its business, or any acquisition, disposition, amalgamation, combination, merger or consolidation, or the creation or issuance of any bonds, debentures, shares or other securities of the Company or of an affiliate  thereof or the determination of the rights and conditions attaching thereto, or the dissolution or liquidation of the Company or of any of its affiliates or any sale or transfer of all or any part of their respective assets or businesses, whether or not any such corporate action or proceeding would have an adverse effect on this Plan or any Options granted hereunder.

5.2                               Reorganization of Company’s Capital

If the Company effects a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of an ordinary cash dividend), or if any other change is made in the capitalization of the Company that, in the opinion of the Board, would warrant the amendment or replacement of any existing Options in order to adjust:

(a)                                  the number of Shares that may be acquired on the exercise of any outstanding Options; or

(b)                                 the Exercise Price of any outstanding Options,

in order to preserve proportionately the rights and obligations of the Participants, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

5.3                               Other Events Affecting the Company

In the event of an amalgamation, combination, or other reorganization involving the Company that, in the opinion of the Board, warrants the amendment or replacement of any existing Options in order to adjust:

(a)                                  the number of Shares that may be acquired on the exercise of any outstanding Options; or

(b)                                 the Exercise Price of any outstanding Options,

in order to preserve proportionately the rights and obligations of the Participants, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

5.4                               Immediate Exercise of Awards

Where the Board determines that the steps provided in Sections 5.2 and 5.3 would not preserve proportionately the rights and obligations of the Participants in the circumstances or the Board otherwise determines that it is appropriate, the Board may permit the Vesting and exercise, effective no later than the Business Day immediately prior to the date on which the event referenced in Sections 5.2 and 5.3, as applicable, is consummated, of any outstanding Options that are not then otherwise Vested and the cancellation of any outstanding Options which are not exercised within any specified period.

5.5                               Change of Control

In the event of a Change of Control, the Board may accelerate the expiry of Options granted under this Plan to the Business Day immediately following the date on which such Change of Control is consummated provided that:

(a)                                  the Board accelerates the Vesting of the Options prior to the date on which the Change of Control is consummated; and

(b)                                 the Company gives notice of the accelerated Vesting and expiry to all Participants not less than 10 Business Days prior to the date of consummation of the Change of Control.

5.6                               Fractional Shares

No fractional Shares will be issued on the exercise of an Option. Accordingly, if as a result of any adjustment to either the Exercise Price or the number of Shares issuable on exercise is made pursuant to the Plan, a Participant would become entitled to receive a fractional Share on the exercise of an Option, the Participant has the right to acquire only the number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares so disregarded.

5.7                               Legal Requirement

The Company is not obligated to grant any Options, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its discretion, such action would constitute a violation by a Participant or the Company of any provision of any applicable statutory or regulatory requirement of any government or governmental authority.

5.8                               Participant’s Entitlement

Except as otherwise provided in this Plan, Options previously granted under this Plan, whether or not then exercisable, are not affected by any change in the relationship between or ownership of the Company and an affiliate.

5.9                               Rights of Participant

The granting of any Option is not to be construed as giving a Participant a right to remain in the employ of the Company or a Participating Entity nor to continue to serve as a director or Consultant.

5.10                        Amendment or Discontinuance

The Board may amend, suspend or terminate the Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, the applicable rules, regulations and policies of any exchange, if any) that require the approval of shareholders or any governmental or regulatory body.  The Board may make amendments to the Plan or to any Option outstanding thereunder without seeking shareholder approval, except for the following types of amendments:

(a)                                  increasing the number of Shares reserved for issuance under the Plan;

(b)                                 reducing the Exercise Price of an Option, except pursuant to Sections 5.2 and 5.3;

(c)                                  extending the term of an Option beyond its original expiry date or beyond 10 years from its grant date, except the automatic extension of an Option pursuant to Section 3.8;

(d)                                 extending the participation in the Plan of non-employee directors and non-Consultants;

(e)                                  permitting Options to be transferred other than by testate or intestate succession;

(f)                                    permitting the addition or modification of a cashless exercise feature, payable in cash or Shares, unless it provides for a full deduction of the number of underlying Shares from the Plan reserve; or

(g)                                 permitting awards, other than Options, to be made under the Plan.

Except as expressly set forth in the Plan, no action of the Board may adversely alter or impair the rights of a Participant under any Option previously granted to the Participant without the consent of the affected Participant.

5.11                        Severability

If any provision of this Plan or any Option Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions are severable and enforceable in accordance with their terms, and all provisions will remain enforceable in any other jurisdiction.

5.12                        General Restrictions and Assignment

(a)                                  Except as required by law, the rights of a Participant under this Plan are not capable of being anticipated, assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

(b)                                 Rights and obligations under this Plan may be assigned by the Company to a successor in the business of the Company, any corporation resulting from any amalgamation, reorganization, combination, merger or arrangement of the Company, or any corporation acquiring all or substantially all of the assets or business of the Company.

5.13                        Market Fluctuations

(a)                                  No amount will be paid to, or in respect of, a Participant under this Plan to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

(b)                                 The Company makes no representations or warranties to Participants with respect to this Plan or the Options whatsoever.  Participants are expressly advised that the value of any Options will fluctuate as the trading price of the Shares fluctuates.

(c)                                  In seeking the benefits of participation in this Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of the Shares and all other risks associated with the Options.

5.14                        No Shareholder Rights

Under no circumstances shall Options be considered Shares or other securities of the Company, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Company, nor shall any Participant be considered the owner of Shares by virtue of the award of Options.

5.15                        Unfunded and Unsecured Plan

This Plan shall be unfunded and the Company will not secure its obligations under this Plan.  To the extent any Participant or his or her estate holds any rights by virtue of a grant of Options under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

5.16                        Non-Exclusivity

Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

5.17                        Other Employee Benefits

The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option will not constitute compensation with respect to which any other employee benefits of that Participant are determined including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Board in writing.

5.18                        Tax Consequences

It is the responsibility of the Participant to complete and file any tax returns and pay all taxes that may be required under Canadian or other tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.  No Participating Entity shall be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

5.19                        Effective Date

This Plan will become effective June 22, 2009.

SCHEDULE “A”
OPTION EXERCISE FORM

I, •, hereby exercise the option to purchase • Shares of Company at an Exercise Price of $• per Share. This Exercise Notice is delivered in respect of the Option to purchase • Shares of the Company that was granted to me on • pursuant to the Option Agreement entered into between the Company and me. In connection with the foregoing, I enclose a certified cheque, bank draft or money order payable to the Company in the amount of $• in full payment for the Shares to be received upon exercise of the Option.

Date:	Participant’s Signature

SCHEDULE “B”

HYDROGENICS CORPORATION

OPTION AGREEMENT

The Company hereby grants to the Participant named below, an option (the “Option”) to purchase, in accordance with and subject to the terms, conditions and restrictions of this Agreement together with the provisions of the Stock Option Plan (the “Plan”) of the Company, a copy of which is attached to this Option Agreement, the number and class of shares of the Company at the price per share set forth below:

Name of Participant:

Date of Grant:

Class and Number of Shares subject to Option (the “Shares”):

Exercise Price:

1.                                       The terms and conditions of the Plan are incorporated by reference as terms and conditions of this Agreement.  All capitalized terms used in this Agreement have the meanings ascribed thereto in the Plan. The Participant acknowledges that the Participant has received, read and understands the Plan.

2.                                       Each Option vests and is exercisable as set out in Section 2.4 of the Plan.

3.                                       Each notice relating to the Option, including the exercise thereof, shall be in writing. All notices to the Company shall be delivered personally or by prepaid registered mail and shall be addressed to:

Hydrogenics Corporation
5985 McLaughlin Road
Mississauga, Ontario
L5Y 1B8

Attention: Chief Financial Officer

All notices to the Participant shall be addressed to the principal address of the Participant on file with the Company. Either the Company or the Participant may designate a different address by written notice to the other. Such notices shall be deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth (5th) Business Day following the date of mailing. Any notice given by either the Participant or the Company shall not be binding on the recipient thereof until received.

4.                                       This Agreement has been made in and shall be construed under and in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

HYDROGENICS CORPORATION

Per:
Name:
Title:

SIGNED, SEALED AND DELIVERED In the presence of:

Witness	Name of Participant

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